Pricing Supplement No. 47 dated October 28, 2004 (to Prospectus dated August 6, 2003 and Prospectus Supplement dated August 6, 2003)	Filed under Rule 424(b)(3) File No. 333-107132

SLM Corporation
Medium Term Notes, Series A
Due 9 Months or Longer From the Date of Issue

Principal Amount:	$25,000,000	Floating Rate Notes:	☒	Fixed Rate Notes:	☐

Original Issue Date:	November 18, 2004	Closing Date: November 18, 2004		CUSIP Number:	78442F DA 3

Maturity Date:	December 15, 2009	Option to Extend Maturity:	☒ No	Specified Currency:	U.S. Dollars
		If Yes, Final Maturity Date:	☐ Yes

Redeemable at the option of the Company:	☒ No	Redemption Price:	Not Applicable.

	☐ Yes	Redemption Dates:	Not Applicable.

Repayment at the option of the Holder:	☒ No	Repayment Price:	Not Applicable.

	☐ Yes	Repayment Dates:	Not Applicable.

Applicable to Floating Rate Notes Only:

Floating Rate Index:

☐	CD Rate	Index Maturity: Three Months.

☐	Commercial Paper Rate

☐	CMT Rate	Spread:	Plus 50 basis points (0.50%), subject to the terms described under "Interest Rate" on the following page.

☐	Federal Funds Rate

☒	LIBOR Telerate	Initial Interest Rate: TBD.

☐	LIBOR Reuters

☐	Prime Rate	Interest Rate Reset Period: Quarterly.

☐	91-Day Treasury Bill Rate

Reset Date(s):	Each March 15th, June 15th, September 15th and December 15th during the term of the Notes, with no adjustment, beginning December 15, 2004.	Interest Payment Date(s):	Each March 15th, June 15th, September 15th and December 15th during the term of the Notes, subject to adjustment in accordance with the following business day convention, beginning December 15, 2004.

Interest Determination Date(s):	2 London and New York Business Days prior to the related Reset Date (or Original Issue Date in the case of the first Interest Period).	Interest Period(s):	From and including the previous March 15th, June 15th, September 15th or December 15th (or Original Issue Date, in the case of the first Interest Period) to and including the next succeeding March 14th, June 14th, September 14th or December 14th (or Maturity Date, in the case of the last Interest Period) with no adjustment.

Morgan Stanley

October 28, 2004

MTN 0092

Lock-in Period Start Date:	Not Applicable.	Accrual Method:	30/360.

Maximum Interest Rate:	Not Applicable.	Minimum Interest Rate:	2.00%.

Interest Rate:	The Interest Rate of the Notes, for any Interest Period, will be the lesser of: (i) LIBOR Telerate for the Index Maturity, as determined on the Interest Determination Date for that Interest Period, plus a Spread of 0.50%; or (ii) the Interest Rate (including the Spread) in effect for the previous Interest Period plus 0.25%. In no event shall the Interest Rate on the Notes be less than the Minimum Interest Rate which is 2.00%.
Form:	Book-entry.
Denominations:	$10,000 minimum and integral multiples of $1,000 in excess thereof.
Trustee:	JPMorgan Chase Bank, formerly known as The Chase Manhattan Bank.
Agent:	Morgan Stanley & Co. Incorporated is acting as underwriter in connection with this issuance.
Calculation Agent:	SLM Corporation.
Issue Price:
Variable Price Reoffer. The underwriter proposes to offer the Notes for sale, from time to time, in one or more negotiated transactions, at prices that may be different than par. These sales may occur at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.
Net Proceeds:
Under the terms of this variable price reoffer, the underwriter has agreed to purchase the Notes from us at 99.25% of their principal amount ($24,812,500 aggregate proceeds to us, before deducting expenses payable by us), plus accrued interest, if any, from November 18, 2004 to the date of delivery.
CUSIP Number:	78442F DA 3.
ISIN Number:	US78442FDA30.

An affiliate of the underwriter has entered into a swap transaction in connection with the Notes and may receive compensation for that transaction.

Obligations of SLM Corporation and any subsidiary of SLM Corporation are not guaranteed by the full faith and credit of the United States of America. Neither SLM Corporation nor any subsidiary of SLM Corporation (other than Student Loan Marketing Association) is a government-sponsored enterprise or an instrumentality of the United States of America.

MTN 0092